EXHIBIT 99.1

ECHOSTAR ANNOUNCES EARLY REDEMPTION OF
9 1/4 % SENIOR NOTES

Littleton, Colo., Dec. 31, 2002 — EchoStar Communications Corporation (Nasdaq: DISH) announced today that its subsidiary, EchoStar DBS Corporation, has elected to retire all of its outstanding 91/4 % Senior Notes due 2006, three years early pursuant to its optional early redemption right. In accordance with the terms of the indenture governing the notes, the $375 million principal amount of the notes will be repurchased effective Feb. 1, 2003, at 104.625 percent, a total of approximately $392 million. Interest will be paid through the Feb. 1, 2003, redemption date. The trustee for the notes is the U.S. Bank Trust National Association.

EchoStar Communications Corporation and its DISH Network satellite TV system provide over 500 channels of digital video and CD-quality audio programming as well as advanced satellite TV receiver hardware and installation nationwide. EchoStar is included in the Nasdaq-100 Index (NDX) which contains the largest non-financial companies on the Nasdaq Stock Market. Visit EchoStar’s Investor Relations website at <www.echostar.com>. DISH Network currently serves over 8 million customers in the United States. DISH Network is located on the Internet at <www.dishnetwork.com>.

Investor Relations Contact: Jason Kiser, 303-723-2210, jason.kiser@echostar.com
Press Contact: Marc Lumpkin, 303-723-2020, marc.lumpkin@echostar.com

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